Exhibit 99.1

PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,
	2003	2002

Net sales	$70,927	$68,574

Costs and expenses:
Cost of sales	37,023	30,981
Engineering and product development	10,550	8,263
Sales, marketing, and service	25,265	19,668
General and administrative	5,979	4,810
Amortization of other intangible assets	2,820	3,371
In-process research and development	2,193	—

Total costs and expenses	83,830	67,093

Operating income (loss)	(12,903)	1,481

Interest and other income, net	326	390

Income (loss) before income taxes and cumulative effect of change in accounting principle	(12,577)	1,871

Income tax expense	403	450

Income (loss) before cumulative effect of change in accounting principle	(12,980)	1,421

Cumulative effect of change in accounting principle	—	(19,291)

Net income (loss)	$(12,980)	$(17,870)

Net income (loss) per share:
Basic	$(0.20)	$(0.30)

Diluted	$(0.20)	$(0.29)

Shares used to compute net income (loss) per share:
Basic	65,086	59,128

Diluted	65,086	62,018

PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	September 30, 2003	June 30, 2003
Assets

Current assets:
Cash and cash equivalents	$62,186	$62,617
Marketable securities	17,720	18,804
Accounts receivable, net	50,996	55,958
Inventories	43,481	38,086
Prepaid expenses and other current assets	7,146	9,197

Total current assets	181,529	184,662

Restricted cash	16,850	16,890
Property and equipment, net	15,262	14,040
Goodwill	75,668	60,632
Other intangible assets, net	36,147	29,341
Other assets	5,630	5,311

	$331,086	$310,876

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$17,688	$17,146
Accrued and other liabilities	52,175	49,489
Deferred revenue	13,906	10,100

Total current liabilities	83,769	76,735

Deferred income taxes	8,320	7,826
Long-term liabilities	803	158

Total liabilities	92,892	84,719

Shareholders’ equity:
Common stock	360,771	337,593
Accumulated deficit	(128,274)	(115,294)
Accumulated other comprehensive income	5,697	3,858

Total shareholders’ equity	238,194	226,157

	$331,086	$310,876